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                                  LAND O'LAKES
                                  NEWS RELEASE


For more information:
         Lydia Botham      651-481-2123
         David Karpinski   651-481-2360


       FINANCIAL REPORT AMONG HIGHLIGHTS OF LAND O'LAKES ANNUAL MEETING National Food and Agricultural Cooperative Reports $129 Million in Net Earnings


Feb. 22, 2006 (Minneapolis) ... Land O'Lakes closed the books on 2005 with improved earnings and a significantly stronger balance sheet, Land O'Lakes Senior Vice President and Chief Financial Officer Dan Knutson today told approximately 1,600 delegates and visitors gathered at the Minneapolis Convention Center for the national food and agricultural cooperative's 85th Annual Meeting.

As previously reported, Land O'Lakes recorded $7.6 billion in net sales and $129 million in net earnings in 2005, with earnings up from 2004's $21 million and dollar sales down slightly from $7.7 billion one year ago. Knutson said the sales decline was primarily due to a significant drop in average egg prices. He also indicated net earnings were bolstered by a $70-million net gain on the sale of the company's 38-percent ownership interest in CF Industries, Inc., a domestic fertilizer manufacturing cooperative. (For details on 2005 results, visit the "Press Room" link at www.landolakesinc.com and select the February 7, 2006 release.)

Outlining financial results in what he termed a very solid year overall, Knutson said Land O'Lakes delivered strong earnings in its Feed, Seed, Agronomy and Dairy Foods Value Added businesses, while facing significant challenges in Dairy Foods manufacturing and the cyclical Layers (eggs) business.

The year also saw Land O'Lakes significantly strengthen its balance sheet, reducing total debt by approximately $350 million, achieving a ten-point improvement in its Long-term Debt-to-capital ratio and maintaining strong liquidity, Knutson reported.

"It proved to be an excellent year in terms of balance sheet improvement and, in fact, our work in this area did not go unnoticed," Knutson told the delegates. "In the second half of the year, both Standard and Poor's and Moody's upgraded our corporate rating and assigned us a positive outlook."

The company brought more focus to its business portfolio with the sales of its non-core swine production business and its interest in CF Industries, Inc., Knutson said, adding that those initiatives also had a positive impact on the bottom line and balance sheet.


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Knutson indicated that balance sheet improvement efforts would continue in 2006, and that the company also would be focused on addressing performance issues in its Dairy Foods manufacturing operations and repositioning its Layer (eggs) business. (The company plans to sell a portion of its Layers business within twelve months, and has identified approximately $48 million of net assets as "held for sale" in its year-end financial statements.)

In 2005, Land O'Lakes returned $69 million in cash to its members, approximately double 2004, Knutson told delegates representing producers and community-based cooperatives from approximately 40 states.


                             LAND O'LAKES FINANCIALS

                                            2005             2004
                                            ----             ----
SALES                                       $7.6B            $7.7B
NET EARNINGS                                $128.9M          $21.4M
CASH RETURNED TO MEMBERS                    $69M             $35M
EQUITY                                      $904M            $855M
RETURN ON EQUITY                            15.1%            2.4%
LTD TO CAPITAL                              41.3%            51.9%

Land O'Lakes (www.landolakesinc.com) is a national, farmer-owned food and agricultural cooperative, with annual sales of more than $7 billion. Land O'Lakes does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and local cooperatives with an extensive line of agricultural supplies (feed, seed, crop nutrients and crop protection products) and services.

Certain information included in this document concerning Land O'Lakes is forward-looking. Forward-looking information is based on currently available information and management's estimates, assumptions and projections. Actual outcomes are subject to significant uncertainties, many of which are beyond Land O'Lakes control. Important risk factors could cause the actual future results to differ materially from those currently estimated by management. For a discussion of important risk factors that may materially affect management's estimates and Land O'Lakes results, please view Land O'Lakes annual filing on Form 10-K for the year ended December 31, 2004 which can be found on the Securities and Exchange Commission web site (www.sec.gov) and the company's website (www.landolakesinc.com).